Exhibit 10.8

February 21, 2014

Dr. Juan Sanchez

34 North 7th Street

Apt. 11E

Brooklyn, N.Y. 11249

Re: Offer letter

Dear Dr. Sanchez:

ITI, Inc., (the Company) a wholly owned subsidiary of Intra-Cellular Therapies, Inc.is pleased to offer you the full-time position of Head of Corporate Communications and Investor Relations. Accordingly, the terms of the Company’s employment offer are as follows:

Your start date will be on or about March 3, 2014 and you will report to Sharon Mates, the Company’s CEO. The Company may change your position, duties, and work location as it deems necessary.

As a salaried employee, your compensation will be $12,500.00 per semi-monthly pay period, less payroll deductions and other withholdings required by law. This semi-monthly compensation is equivalent to $300,000.00 over the course of one year.

You will be considered an introductory employee for the first 90 days of your employment and will be subject to Company policies concerning introductory employees.

As mentioned above you will be hired as Head of Corporate Communications and Investor Relations. The Compensation Committee of the Company has reviewed your qualifications and will recommend to the Board of Directors of the Company at its next meeting that you will be appointed to the position of Vice President. The next meeting of the Board will be held in March 2014. At this meeting the Compensation Committee will also recommend to the Board that they approve a grant of 80,000 to 100,000 stock options to you at an exercise price equal to the fair market value of the stock on the date of the grant (stock options). The options will vest in equal installments over three years. In the event your employment with the Company ends before your option is fully vested, the unvested part of the option will be forfeited. This option grant is conditioned on your execution of the Company’s Stock Option Agreement.

You will also be eligible for standard Company benefits. The Company may modify compensation and benefits, as permitted by law. The Company has granted bonuses in the past based on performance and you would be included in the bonus plan offered by the Company.

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3960 Broadway, 6th Floor, New York, NY 10032 Phone (212) 923-3344 Fax (212) 923-3388

As a Company employee, you will be subject to all Company policies and you will be expected to comply with Company rules and regulations. Your offer of employment is conditioned upon your signing a Proprietary Information, Inventions, and Non-Disclosure Agreement.

The Company expects you to comply with existing obligations you may have, and therefore you will be required in your work for the Company not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you are to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

You agree that you will not bring onto Company premises any property belonging to any former employer or other person to whom you have an obligation of confidentiality.

Employment is at-will and nothing contained in this offer letter guarantees employment for any length of time or should be construed as a contract of employment.

Please sign and date this letter, seal it in the enclosed envelope, and return it to me by February 26, 2014 to confirm that you have accepted employment under the terms described above.

We are happy to have you join our Company and we look forward to a productive and enjoyable work relationship.

Sincerely,

/s/ Lawrence J. Hineline
Vice President of Finance

ACCEPTED:

/s/ Dr. Juan Sanchez
Signature

March 3rd 2014
Date

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